UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Clearside Biomedical, Inc.

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CLEARSIDE BIOMEDICAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 20, 2018

Dear Stockholder:

The Annual Meeting of Stockholders of Clearside Biomedical, Inc., or the Company, will be held at the offices of the Company at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, on Wednesday, June 20, 2018 at 8:00 a.m. local time for the following purposes:

1.	To elect the Board’s nominees, Gerald D. Cagle, Richard Croarkin and William D. Humphries, to the Board of Directors to hold office until the 2021 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm, or auditors, for the fiscal year ending December 31, 2018.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders are invited to attend the meeting in person. The record date for the Annual Meeting is April 23, 2018. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Charles A. Deignan

Charles A. Deignan

Secretary

Alpharetta, Georgia

April 27, 2018

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about April 27, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2018 Proxy Statement and 2017 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at www.proxypush.com/CLSD, 2) by telephone by calling the toll-free number (866) 291-7286, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CLEARSIDE BIOMEDICAL, INC.

900 North Point Parkway, Suite 200

Alpharetta, Georgia 30005

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Clearside Biomedical, Inc. (sometimes referred to as the “Company” or “Clearside”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 27, 2018 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 20, 2018 at 8:00 a.m. local time at the offices of the Company at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 23, 2018 will be entitled to vote at the annual meeting. On this record date, there were 31,947,033 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2018 your shares were registered directly in your name with Clearside’s transfer agent, American Stock Transfer & Trust Company, LLC, or AST, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1—Election of three directors; and

•	Proposal No. 2—Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy in one of three ways: online, by telephone or using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote online, go to www.proxypush.com/CLSD. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 5:00 p.m. Eastern Time on June 19, 2018 to be counted.

•	To vote over the telephone, dial toll-free (866) 291-7286. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 5:00 p.m. Eastern Time on June 19, 2018 to be counted.

•	To vote by mail if you requested printed proxy materials, you can vote by promptly completing and returning your signed proxy card in the envelope provided. You should mail your signed proxy card sufficiently in advance for it to be received by June 19, 2018.

•	To vote in person, come to the Annual Meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact that organization to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2018.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal No. 1 is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, Proposal No. 2 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Clearside’s Corporate Secretary at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2018 to our Corporate Secretary at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2019 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between February 20, 2019 and March 22, 2019. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person; 4) the date or dates on which the shares were acquired and the investment intent of the acquisition; and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the SEC on June 7, 2016.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal No. 1 to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to Proposal No. 2 for the ratification of independent auditors, votes “For,” “Against” and abstentions. For Proposal No. 1, broker non-votes will have no effect and will not be counted toward the vote total for either director nominee. For Proposal No. 2, abstentions will be counted and will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with this proposal.

As a reminder, if you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

For Proposal No. 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as independent auditors, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 31,947,033 shares outstanding and entitled to vote. Thus, the holders of 15,973,517 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently has eight members. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s success of duly elected and qualified.

There are three directors in the class whose term of office expires in 2018, Gerald D. Cagle, Richard Croarkin and William D. Humphries, each of whom was previously elected by our stockholders. If re-elected at the Annual Meeting, each of these nominees will serve until the 2021 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. All of our directors attended the 2017 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee that we propose. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that nominee should continue to serve on the Board. However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Gerald D. Cagle, Ph.D., age 73

Dr. Cagle has served on our board of directors since July 2013. Dr. Cagle served as Chief Operating Officer at Cognoptix, lnc., a biotechnology company focused on the diagnosis of Alzheimer’s disease, from December 2008 until his retirement in 2013. He also is Senior Advisor and Head of Business Development for GrayBug, LLC, a platform drug delivery company. Previously, Dr. Cagle served as Senior Vice President of Research & Development at Alcon Laboratories Inc. from 1997 to 2008, assuming the responsibility of Chief Scientific Officer in 2006. He currently serves on the board of directors of Aerie Pharmaceuticals, Inc., a publicly held biopharmaceutical company. Dr. Cagle has also served on the Wilmer Eye Institute Advisory Council and is a member of the ARVO Foundation Board of Governors. Dr. Cagle received his B.S. degree from Wayland College and earned M.S. and Ph.D. degrees from the University of North Texas. Our board of directors believes that Dr. Cagle’s scientific background and experience provides him with the qualifications and skills to serve as a director of our company.

Richard Croarkin, age 63

Mr. Croarkin has served as a director of our company since February 2016. From 2007 to 2010, Mr. Croarkin was the Senior Vice President, Chief Financial Officer, and Corporate Strategy Officer of Alcon, Inc., a public ophthalmic pharmaceutical and medical device company. From 2011 through early 2013, Mr. Croarkin served as the Chief Financial Officer of Nestlé Health Science, S.A., a division of Nestlé focused on medicalized nutrition solutions for chronic medical conditions. Mr. Croarkin retired in early 2013. Mr. Croarkin currently serves on the board of directors and audit committee of Aerie Pharmaceuticals, Inc., a public commercial stage pharmaceutical company. Mr. Croarkin also occasionally serves as a panelist on the NASDAQ Listing Qualifications Panel, a panel that adjudicates appeals by companies that have received notification of delisting by the NASDAQ. Mr. Croarkin received his B.A. in economics from Georgetown University and his M.B.A. degree in finance from the University of Connecticut. Our board of directors believes that Mr. Croarkin’s financial background and healthcare experience provide him with the qualifications and skills to serve as a director of our company.

William D. Humphries, age 51

Mr. Humphries has served as a director of our company since January 2012 and was appointed as the chairman of our board of directors in February 2018. Since January 2017, he has served as Executive Vice President, Company Group Chairman for Dermatology of Valeant Pharmaceuticals, Inc. From March 2012 to December 2016, he served as President and Chief Executive Officer of the North American business of Merz, Inc., an affiliate of Merz Pharma Group, a specialty healthcare company. From 2006 to March 2012, he served in a number of leadership positions with Stiefel Laboratories, Inc., a dermatology pharmaceutical company, including as its Chief Commercial Officer and then as its President beginning in 2008. Stiefel was acquired by GlaxoSmithKline in 2009. After the acquisition, Mr. Humphries served as the President of Dermatology for Stiefel from 2009 until March 2012. Before Stiefel, Mr. Humphries served in executive roles in sales and marketing, business development, and international marketing for Allergan, Inc., concluding as vice president of its U.S. skincare business. Mr. Humphries currently serves on the board of Aclaris Therapeutics, Inc., a publicly traded company. Mr. Humphries has served on the board of ZARS Pharma, the GlaxoSmithKline Portfolio Investment Board and the GlaxoSmithKline Ophthalmology Board. Mr. Humphries received his M.B.A. degree from Pepperdine University and a B.A. degree from Bucknell University. Our board of directors believes that Mr. Humphries’ experience as pharmaceutical company executive provides him with the qualifications and skills to serve as a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Christy L. Shaffer, Ph.D., age 60

Dr. Shaffer has served as a director of our company since January 2012 and as the chairman of our board of directors from January 2012 to February 2018. Since 2011, Dr. Shaffer has served as a Venture Partner with Hatteras Venture Partners, an investment firm, and as Managing Director of Hatteras Discovery, which invests in early-stage companies in the life sciences industry sector. From 1995 to March 2010, Dr. Shaffer served in increasing leadership positions at Inspire Pharmaceuticals, a publicly held biopharmaceutical company, beginning as the company’s first full-time employee and Director of Clinical Operations and eventually being appointed as Chief Executive Officer and a director of the company in 1999, as its President in 2005 and a member of its Development Committee in 2009. Prior to Inspire, she was a clinical research scientist, international project leader and Associate Director of Pulmonary and Critical Care Medicine at Burroughs Wellcome Co. Dr. Shaffer currently serves as a board member of the Chordoma Foundation and has served in leadership roles on several non-profit boards, including as chair of the Morehead Planetarium and Science Center’s advisory board, on the Board of Trustees for the Cystic Fibrosis Foundation, and as chair of the board of CFF Therapeutic, Inc. Dr. Shaffer currently serves on the board of G1 Therapeutics, Inc., a publicly traded biopharmaceutical company. Dr. Shaffer is a receptor pharmacologist by training, earning her Ph.D. in Pharmacology from the University of Tennessee’s Health Science Center in Memphis, Tennessee. She completed post-doctoral training at The Chicago Medical School as well as the University of North Carolina at Chapel Hill. In September 2008, the Securities and Exchange Commission approved a non-monetary settlement of its investigation relating to Inspire Pharmaceuticals’ disclosures in its periodic reports relating to a clinical trial. The Commission also approved a settlement with Dr. Shaffer, as Inspire’s President and Chief Executive Officer and a member of its board of directors, under which she consented to a cease and desist order against future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder. The cease and desist order followed a finding by the Commission that three Quarterly Reports on Form 10-Q filed by Inspire included misleading disclosure about a clinical trial, specifically that the trial was described as “confirmatory” and “replicating” the efficacy found in an earlier trial. Dr. Shaffer did not admit or deny any findings in the order, and the order did not include any finding of any violation of any statute or regulation that involved any intentional wrongdoing or fraud, any monetary payments or other sanctions or otherwise affect Dr. Shaffer’s future employment status, nor did it prohibit Dr. Shaffer from serving in any capacity on public company boards of directors. Our board of directors believes that Dr. Shaffer’s clinical background as a scientist and her leadership experience as chief executive of a public company in the biopharmaceutical industry provides her with the qualifications and skills to serve as a director of our company.

George Lasezkay, Pharm.D., J.D., age 66

Dr. Lasezkay has served as a director of our company since August 2017. Dr. Lasezkay has served as an Adjunct Professor, Pharmaceutical Law and Policy at the University of San Diego School of Law since January 2013. He previously served as Executive Vice President and General Counsel of Acucela Inc., a pharmaceutical company, from August 2015 to July 2016. Prior to Acucela, Dr. Lasezkay served as President of Horizon Pharma Consulting Group from 2005 to December 2015. Prior to his private consultancy practice, Dr. Lasezkay served in various roles of increasing responsibility at Allergan, Inc. a global pharmaceutical and medical aesthetics company, from 1989 to 2002, most recently as the Corporate Vice President for Corporate Development from 1996 to 2002. Dr. Lasezkay received a B.S. and Pharm.D. from the University of Buffalo, a J.D. from the University of Southern California Gould School of Law and a Certificate, Dispute Resolution from Pepperdine University School of Law. Our board of directors believes that Dr. Lasezkay’s unique combination of clinical, legal and executive expertise and his diverse experience working with a number of emerging biopharmaceutical companies provides him with the qualifications and skills to serve as a director of our company.

Evgeny Zaytsev, M.D, Ph.D., age 50

Dr. Zaytsev has served as a director of our company since August 2014. Dr. Zaytsev has served as a general partner at Helix Ventures, which he co-founded to exclusively invest in novel therapeutic opportunities, since July 2009. Dr. Zaytsev also served as a managing partner of RMI Partners LLC from May 2013 to March 2018 and as the President and Chief Executive Officer of RMI Partners Inc. from November 2013 to March 2018. Previously Dr. Zaytsev was a partner at Asset Management Company, one of the oldest venture firms in Silicon Valley, from 2002 to 2009. Dr. Zaytsev received his M.D. degree and Ph.D. degree from the Altai State Medical University and his M.B.A. degree from the Stanford Graduate School of Business. Our board of directors believes that Dr. Zaytsev’s scientific background and experience as an investor in life sciences companies provides him with the qualifications and skills to serve as a director of our company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Daniel H. White, age 51

Mr. White is the founder of our company and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in May 2011. From 2008 to 2011, Mr. White served as Executive Director, Global Corporate Development, for Stiefel Laboratories, Inc., a dermatology pharmaceutical company acquired by GlaxoSmithKline in 2009. From 2007 to 2008, he co-founded and served as President and Chief Executive Officer of Percept BioScience, Inc., a biotechnology company. In 2003, Mr. White co-founded, and until 2007 served as Vice President of Finance and Corporate Development of Alimera Sciences, Inc., a biopharmaceutical company focused on ophthalmology. Previously, he was Head of Business Development and Licensing for CIBA Vision, a Novartis company, and Director of Licensing and Business Development for AAIPharma. Mr. White holds an M.B.A. degree from Wake Forest University and a B.S. degree in Molecular Biology from Auburn University. Our board of directors believes that Mr. White’s leadership of our company since its inception, extensive entrepreneurial experience, knowledge of our company as founder and experience with biotechnology companies prior to founding our company provides him with the qualifications and skills to serve as a director of our company.

Clay B. Thorp, age 49

Mr. Thorp has served as a director of our company since January 2012. In 2001, Mr. Thorp co-founded and has since served as General Partner of Hatteras Venture Partners, an investment firm, where he leads investments in a range of life science companies in the biopharmaceutical, medical device, diagnostics and research informatics sectors. Previously, he was instrumental in the founding of several life sciences companies, including serving as co-founder, Chief Executive Officer and Chairman of Synthematix, Inc., a chemistry informatics company that was acquired by Symyx Technologies in 2005, co-founder and former Chairman of PhaseBio Pharmaceuticals, Inc., co-founder and head of corporate development for Novalon Pharmaceutical Corporation, which was sold to Karo Bio in 2000, and co-founder and president of Xanthon, Inc., a bioinformatics company with electro-chemical detection technology for direct analysis of DNA, RNA and proteins. Mr. Thorp holds a Masters of Public Policy degree from Harvard University and a B.A. degree in Mathematics and History from the University of North Carolina at Chapel Hill. Our board of directors believes that Mr. Thorp’s experience as an entrepreneur and an investor in life sciences companies provides him with the qualifications and skills to serve as a director of our company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent auditors, the Board has affirmatively determined that Drs. Shaffer, Cagle, Lasezkay and Zaytsev and Messrs. Croarkin, Humphries and Thorp, representing seven of our eight directors, are independent directors within the meaning of the applicable Nasdaq listing standards. The Board determined that Mr. Yoon, who resigned in August 2017, was independent while he served on the Board. In making these determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. White is not an independent director by virtue of his employment with us as our chief executive officer.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Mr. Humphries, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of our company and our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, cybersecurity and reputational risks. One of the board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including the implementation of guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function, if and when we implement any such function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board Chair the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, during the last fiscal year, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Our Board Chair presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the year ended December 31, 2017 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Christy L. Shaffer, Ph.D.			X		X	(3)
Gerald D. Cagle, Ph.D.			X	*	X	*
Richard Croarkin	X	*			X	(4)
William D. Humphries	X				X	(4)
George Lasezkay, Pharm.D., J.D.(1)	X
Evgeny Zaytsev, M.D., Ph.D.			X
Derek Yoon(2)	X
Number of meetings in 2017	7		4		3

(1)	Dr. Lasezkay joined the Board of Directors and was appointed to the Audit Committee in August 2017.
(2)	Mr. Yoon resigned from the Board of Directors in August 2017.
(3)	Dr. Shaffer resigned from the Nominating and Corporate Governance Committee in June 2017.
(4)	Messrs. Croarkin and Humphries joined the Nominating and Corporate Governance Committee in June 2017.
*	Committee chair.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee is currently composed of three directors: Messrs. Croarkin and Humphries and Dr. Lasezkay. Mr. Yoon previously served as a member of the Audit Committee until August 2017, and Dr. Lasezkay joined the Audit Committee in August 2017. The Audit Committee met seven times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.clearsidebio.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has also determined that Mr. Croarkin qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Croarkin’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The principal duties and responsibilities of our Audit Committee include:

•	appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly financial statements; and

•	conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Richard Croarkin, Chair

William D. Humphries

George Lasezkay

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Drs. Cagle, Shaffer and Zaytsev. All members of the Compensation Committee are independent, as independence is currently defined in Rule 5605(d)(2) of the NASDAQ Nasdaq listing standards. The Compensation Committee met four times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.clearsidebio.com.

The principal duties and responsibilities of our Compensation Committee include:

•	establishing and approving, and making recommendations to the Board regarding, performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers, based in part on recommendations of the chief executive officer;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	establishing policies and making recommendations to our Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis that we may be required from time to time to include in SEC filings; and

•	preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Typically, the Compensation Committee meets an average of once every quarter and with greater frequency if necessary, and typically schedules more meetings in the second half of the year as compared to the first half in order to give additional time and consideration to compensation issues for the coming year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In June 2016, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, as compensation consultants. Our Compensation Committee identified Pearl Meyer based on a recommendation of one of our board members as well as Pearl Meyer’s general reputation in the industry. The Compensation Committee requested that Pearl Meyer assist in:

•	Evaluating and benchmarking our severance practices in light of the practices of comparable companies; and

•	Reviewing our non-employee director compensation policy and those of our industry peer companies.

To achieve the objectives listed above, the Compensation Committee requested that Pearl Meyer:

•	Participate in discussions with the Compensation Committee Chairman (and, if desired, other members of the Compensation Committee) and selected members of senior management to discuss our historical severance practices;

•	Develop a peer group of 12 to 18 publicly traded and comparable life science companies we compete with for business, executive talent and investor capital;

•	Review our severance practices and those of our industry peers;

•	Assess pay competitiveness for our non-employee directors and develop directional recommendations to maintain and/or improve pay competitiveness;

•	Summarize preliminary findings in a written report and review with the Compensation Committee and management; and

•	Finalize report findings and recommendations based on feedback from management and the Compensation Committee.

Following an active dialogue with Pearl Meyer, the Compensation Committee approved the recommendations of Pearl Meyer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Cagle and Messrs. Croarkin and Humphries. All members of the Nominating and Corporate Governance Committee are independent, as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards. The Nominating and Corporate Governance Committee met three times during the fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.clearsidebio.com.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the Board corporate governance principles;

•	monitoring the effectiveness of the Board and the quality of the relationship between management and the Board; and

•	overseeing an annual evaluation of the Board’s performance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers age, skills and such other factors as it deems appropriate, given the current needs of the Board and our company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to our company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, Clearside Biomedical, Inc., 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of our proxy statement for the preceding year’s annual meeting of stockholders. Submissions must include the information required by our bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board or the director in care of Clearside Biomedical, Inc., 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, Attn: Corporate Secretary. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of our stock that are owned beneficially by the stockholder as of the date of the communication.

These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider communications that contain advertisements or solicitations or are unduly hostile, threatening or similarly inappropriate. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters that relate to questionable accounting or auditing matters involving our company will be promptly and directly forwarded to the Audit Committee.

Any interested person may communicate directly with the non-management directors. Persons interested in communicating directly with the non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the non-management directors generally, in care of Clearside Biomedical, Inc., 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.clearsidebio.com. The Nominating and Corporate Governance Committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the amendment or waiver on our website.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by Ernst & Young LLP, our principal accountant.

	Year Ended December 31,
	2017	2016
Audit Fees	$512,291	$770,810

All fees described above were pre-approved by the Audit Committee.

Audit Fees. This category includes fees billed for the fiscal year shown for professional services for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q and other regulatory filings.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers:

Name	Position
Daniel H. White	President and Chief Executive Officer
Charles A. Deignan	Chief Financial Officer
Glenn Noronha, Ph.D.	Chief Scientific Officer
Brion Raymond	Chief Commercial Officer

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following sets forth certain information with respect to our executive officers who are not directors. Information with respect to Mr. White is set forth above under Proposal 1, Election of Directors.

Charles A. Deignan, age 53

Mr. Deignan has served as our Chief Financial Officer since January 2012. From 2009 to December 2011, Mr. Deignan was Vice President of Finance and Administration for Salutria Pharmaceuticals. Previously, from 1999 to 2009, Mr. Deignan served in a number of roles with AtheroGenics, Inc., a publicly held biopharmaceutical company, including as its Vice President of Finance and Administration. Prior to that, he held management positions at AAIPharma, Inc. and Schering-Plough. Mr. Deignan received his B.S. degree in Business Administration from Boston University.

Glenn Noronha, Ph.D., age 53

Dr. Noronha has served as our Chief Scientific Officer since August 2016 and previously served as our Executive Vice President, Research and Development from August 2013 to July 2016. From August 2012 to May 2013, he served as Vice President, Research and Development at Sucampo Pharma Americas, LLC, a pharmaceutical company. From July 2011 to July 2012, Dr. Noronha was Chief Scientific Officer for JW Theriac, Inc., a pharmaceutical company focused on new drug research and development. From 2008 to July 2011, Dr. Noronha was Global Project Head for Retinal Development at Alcon Laboratories, Inc., a Novartis company. From 2002 to 2008, Dr. Noronha held several positions at TargeGen, Inc., a pharmaceutical company, including as co-lead for its ophthalmology programs. Previously, from 2000 to 2002, he was a research scientist and project leader for Medtronic MiniMed, Inc. Dr. Noronha received his Ph.D. degree from Loyola University of Chicago and was a post-doctoral fellow at the University of California at Irvine.

Brion Raymond, age 48

Mr. Raymond has served as our Chief Commercial Officer since February 2018. From February 2017 to February 2018, Mr. Raymond managed a consulting firm that led multiple strategy projects for clinical-stage biotechnology companies. Mr. Raymond served as Senior Director, Marketing for Dynavax Technologies Corporation from September 2015 to January 2017 and for XOMA Corporation from August 2014 to September 2015. From 2004 to April 2014, Mr. Raymond served in increasing leadership positions at Genentech, Inc., beginning as a Group Product Manager and eventually being appointed as Division Manager in 2007, Associate Director in 2009 and Director of Marketing in 2010. Mr. Raymond earned his B.S. in Optics from the University of Rochester’s College of Engineering and his M.B.A. from the Tuck School of Business at Dartmouth College.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 1, 2018, except as set forth below, by: 1) each director, 2) each of the executive officers named in the Summary Compensation Table, 3) all executive officers and directors as a group and 4) all those known by us to be beneficial owners of more than five percent of our common stock. Except as set forth below, the principal business address of each such person or entity is c/o Clearside Biomedical, Inc., 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005.

	Beneficial Ownership (1)
Name of Beneficial Owner	Shares	Percentage
Principal Stockholders:
Entities affiliated with Hatteras Venture Partners(2)	3,627,533	11.4%
Entities affiliated with Cormorant Global Healthcare Master Fund, LP(3)	1,940,880	6.1
Wellington Management Group LLP(4)	2,797,758	8.8
Executive Officers and Directors:
Daniel H. White(5)	838,072	2.6
Charles A. Deignan(6)	229,879	*
Glenn Noronha, Ph.D.(7)	177,196	*
Christy L. Shaffer, Ph.D.	4,400	*
Clay B. Thorp(2)	3,627,533	11.4
William D. Humphries(7)	45,454	*
Gerald D. Cagle, Ph.D.(8)	82,959	*
Evgeny Zaytsev, M.D. Ph.D.	—	—
George Lasezkay, Pharm.D., J.D.(7)	5,625	*
Richard Croarkin(7)	13,405	*
All current directors and executive officers as a group (11 persons) (9)	5,024,523	15.4

*	Represents beneficial ownership of less than 1%.
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,947,033 shares of common stock outstanding on April 1, 2018, adjusted as required by rules promulgated by the SEC.
(2)

Based on information reported by Hatteras Venture Partners and affiliated entities in a Schedule 13D/A filed with the Securities and Exchange Commission on March 28, 2018. Consists of (i) 1,384,036 shares of common stock held by Hatteras Venture Partners III, LP (“HVP III”), (ii) 112,887 shares of common stock held by Hatteras Venture Affiliates III, LP (“HVA III”), (iii) 1,795,844 shares of common stock held by Hatteras Venture Partners IV SBIC, LP (“HVP IV SBIC”), (iv) 227,069 shares of common stock held by Hatteras Venture Partners IV, LP (“HVP IV”) and (v) 107,697 shares of common stock held by Hatteras NC Fund, LP (“Hatteras NC” and together with HVP III, HVA III, HVP IV SBIC and HVP IV, the “Hatteras Entities”). The shares directly held by HVA III and HVP III are indirectly held by Hatteras Venture Advisors III, LLC (“HVA III LLC”), their general partner. The individual general partners of HVA III LLC are Clay B. Thorp, Robert A. Ingram, Kenneth B. Lee, Douglas Reed, MD and John Crumpler (the “HVA III LLC Directors”). HVA III LLC and the HVA III LLC Directors may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by Hatteras Venture Affiliates III and Hatteras Venture Partners III. The shares directly held by HVP IV SBIC are indirectly held by Hatteras Venture Advisors IV SBIC, LLC (“HVA IV SBIC LLC”), its general partner.

The individual general partners of HVA IV SBIC LLC are Clay B. Thorp, Robert A Ingram, Kenneth B. Lee, Douglas Reed, MD and John Crumpler (the “HVA IV SBIC LLC Directors”). HVA IV SBIC LLC and the HVA IV SBIC LLC Directors may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by HVA IV SBIC. The shares directly held by Hatteras NC are indirectly held by Hatteras Venture Advisors IV, LLC (“HVA IV”), its general partner. The individual general partners of HVA IV are Clay B. Thorp, Robert A. Ingram, Kenneth B. Lee, Douglas Reed, MD and John Crumpler (the “HVA IV Directors”). HVA IV and the HVA IV Directors may be deemed to have shared voting and dispositive power over, and be deemed indirect beneficial owners of, the shares directly held by Hatteras NC. Christy Shaffer, one of our directors, is a Venture Partner with Hatteras Venture Partners, but she does not have beneficial ownership over the shares held by HVP III, HVA III, HVP IV SBIC and Hatteras NC. The principal business address of the Hatteras Entities is 280 S. Mangum St., Suite 350, Durham, NC 27701.
(3)	Based on information reported by Cormorant Global Healthcare Master Fund, LP (“Cormorant”) and affiliated entities in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2018, which states that Bihua Chen and Cormorant Asset Management, LLC share voting and dispositive power with respect to all 1,940,880 of the reported shares, and Bihua Chen, Cormorant, Cormorant Global Healthcare GP, LLC and Cormorant Asset Management, LLC share voting and dispositive power with respect to 1,618,751 of the reported shares. The principal business address of Cormorant is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(4)	Based on information reported by Wellington Management Group LLP (“Wellington”) and affiliated entities in a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2018, which states that with respect to all 2,797,758 of the reported shares, Wellington shares dispositive power with Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP; with respect to 2,653,400 of the reported shares, Wellington shares dispositive power with Wellington Management Company LLP; and with respect to 2,608,255 of the reported shares, Wellington shares voting power with the same entities listed above. The principal business address of Wellington is 280 Congress Street, Boston, MA 02210.
(5)	Consists of (i) 474,335 shares of common stock held by Mr. White directly, (ii) 35,309 shares of common stock held by the White Family Trust, for which Mr. White’s wife serves as trustee, (iii) 2,333 shares of common stock held for the benefit of Mr. White’s children under the Georgia Uniform Transfers to Minors Act, for which Mr. White serves as custodian and (iv) 326,095 shares of common stock underlying options that are exercisable and vested within 60 days of April 1, 2018.
(6)	Consists of (i) 66,356 shares of common stock and (ii) 163,523 shares of common stock underlying options that are exercisable and vested within 60 days of April 1, 2018.
(7)	Consists of shares of common stock underlying options that are exercisable and vested within 60 days of April 1, 2018.
(8)	Consists of (i) 23,441 shares of common stock held by Dr. Cagle directly, (ii) 14,064 shares of common stock held by Cagle Business Interests, Ltd., for which Dr. Cagle is the general partner and may be deemed to share voting and dispositive power over the shares, and (iii) 45,454 shares of common stock underlying options that are exercisable and vested within 60 days of April 1, 2018.
(9)	Consists of (i) 4,247,771 shares of common stock and (ii) 776,752 shares of common stock underlying options that are exercisable and vested within 60 days of April 1, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Thorp filed a Form 4 one day late reporting one sale of common stock; Dr. Cagle filed a late Form 4 reporting one purchase of common stock; and Mr. White filed a Form 4 one day late reporting one sales of common stock.

EXECUTIVE COMPENSATION

We are currently an emerging growth company and have elected to be subject to the scaled reporting rules applicable to emerging growth companies. The following section describes, under the scaled reporting rules applicable to emerging growth companies, the compensation we paid to our named executive officers for 2017 and 2016. Our named executive officers for 2017 include our principal executive officer and our two other most highly compensated executive officers. No other individuals served as an executive officer of our company during 2017.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel H. White	2017	400,000	—	1,060,596	180,000	8,100	1,648,696
President and Chief Executive Officer	2016	334,750	50,000	2,057,520	167,375	—	2,609,645
Charles A. Deignan	2017	289,623	—	459,671	93,259	4,532	847,085
Chief Financial Officer	2016	257,500	30,000	860,139	93,505	—	1,241,144
Glenn Noronha, Ph.D.	2017	313,639	—	459,671	93,308	3,388	870,956
Chief Scientific Officer	2016	286,365	30,000	691,518	98,963	—	1,106,846

(1)	Salary amounts represent actual amounts earned during the indicated year. See “—Narrative to Summary Compensation Table—Annual Base Salary” for a description of adjustments to base salaries made during the year.
(2)	Represents special bonuses awarded to the named executive officers as described below under “Narrative to Summary Compensation Table—2016 Special Bonus.”
(3)	The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full.
(4)	Represents the actual amounts paid under the annual bonus incentive plan. See “Narrative to Summary Compensation Table—Annual Bonus” for a discussion of the annual bonus incentive plan.
(5)	Amounts in this column reflect 401(k) matching contributions.

NARRATIVE TO SUMMARY COMPENSATION TABLE

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of our Board has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.

Annual Base Salary

Our named executive officers’ base salaries are reviewed periodically by our Board, and adjustments may be made upon the recommendations of the Compensation Committee. The Compensation Committee approved the following 2016 and 2017 base salaries for our named executive officers, effective January 1 of the applicable year:

Name	2016 Annual Base Salary ($)		2017 Annual Base Salary ($)
Daniel H. White	334,750		400,000
Charles A. Deignan	257,500		289,623
Glenn Noronha, Ph.D.	282,730	(1)	313,639

(1)	Dr. Noronha was promoted to Chief Scientific Officer in August 2016, and in connection with this promotion, his annual base salary was increased from $282,730 to $290,000, effective as of the date of his promotion.

Annual Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his annual salary. For both 2016 and 2017, the target bonus was as follows:

Name	Title	Target Bonus as a Percentage of Base Salary
Daniel H. White	Chief Executive Officer	50%
Charles A. Deignan	Chief Financial Officer	35%
Glenn Noronha, Ph.D.	Chief Scientific Officer	35%

To reinforce the importance of integrated and collaborative leadership, our executives’ bonuses have historically been solely based on company performance; however, for both 2017 and 2016, we included an individual performance component as well.

For 2017, the corporate performance goals consisted of a number of clinical development and regulatory milestones. For 2016, the corporate performance goals consisted of a number of clinical development and regulatory milestones, as well as obtaining a specified amount of financing.

The Compensation Committee determined bonuses by weighing achievement of the corporate performance goals at 75% and individual performance at 25%. In December 2017, our compensation committee determined that the 2017 corporate performance goals had been achieved at a 92% level in the aggregate; in December 2016, the committee determined that the 2016 corporate performance goals had been achieved at a 100% level in the aggregate. As a result, the Compensation Committee awarded bonuses for 2016 and 2017 as follows:

Name	2016 Bonus Payment	2017 Bonus Payment
Daniel H. White	$167,375	$180,000
Charles A. Deignan	$93,505	$93,259
Glenn Noronha, Ph.D.	$98,963	$93,308

The bonuses paid to the named executive officers for 2017 and 2016 performance reflected in the table above are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

2016 Special Bonus

In addition to the annual bonus for executive officers, the Compensation Committee exercised its discretionary authority to award special bonuses to our named executive officers based on a successful initial public offering as well as a follow-on public offering in 2016. The amounts of the special bonuses awarded for 2016 service were as follows:

Name	Special Bonus
Daniel H. White	$50,000
Charles A. Deignan	$30,000
Glenn Noronha, Ph.D.	$30,000

The special bonuses paid are reflected in the “Bonus” column of the Summary Compensation Table above for 2016.

Long-Term Incentives

Our 2016 Equity Incentive Plan, or the 2016 Plan, authorizes us to make grants to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units and other stock-based awards. All of our awards under the 2016 Plan have been in the form of stock options. Since our initial public offering of our common stock, or our IPO, in June 2016, all of our equity awards have been granted under our 2016 Plan.

We do not have a standardized policy for granting annual equity awards to our named executive officers. Our executives generally are awarded an initial grant upon commencement of employment or upon significant promotion. Additional grants may occur periodically in order to incentivize, reward and retain executives as the Compensation Committee determines appropriate, taking into consideration the executive’s aggregate equity holdings. We are thoughtful in the use of our equity pool and resulting dilution to our stockholders; our named executive officers are not guaranteed an equity award grant each year.

We award stock options on the date the Compensation Committee approves the grant. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award and generally have a term of no more than ten years from the date of grant, subject to earlier termination upon a termination of the holder’s service with us.

On December 8, 2017, we awarded options to purchase 221,500 shares, 96,000 shares and 96,000 shares of our common stock to Mr. White, Mr. Deignan and Dr. Noronha, respectively, at an exercise price of $5.89 per share.

The shares underlying each of these options vest as to 25% of the shares one year from the date of grant, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer’s continued service through each applicable vesting date. The option is subject to full acceleration of vesting (a) upon a change of control if the option is not assumed or a substantially equivalent award is not substituted by the acquiring or succeeding entity or (b) following a change of control if the option is assumed or a substantially equivalent award is substituted, but the officer’s employment is terminated without cause or for good reason within 12 months following the change of control.

OUTSTANDING EQUITY AWARDS AT THE END OF 2017

The following table provides information about outstanding stock options held by each of our named executive officers at December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel H. White	58,181		—		0.40	02/28/2023
	34,090		—		0.40	11/24/2023
	85,227	(1)	28,409	(1)	3.41	12/18/2024
	20,666	(2)	20,667	(2)	5.57	12/02/2025
	21,249	(3)	38,751	(3)	6.49	07/20/2026
	59,500	(4)	178,500	(4)	8.90	12/14/2026
	—		221,500	(5)	5.89	12/07/2027
Charles A. Deignan	23,636		—		0.40	02/28/2023
	34,090		—		0.40	11/24/2023
	34,090	(1)	11,364	(1)	3.41	12/18/2024
	15,909	(2)	15,909	(2)	5.57	12/02/2025
	10,624	(3)	19,376	(3)	6.49	07/20/2026
	24,000	(4)	72,000	(4)	8.90	12/14/2026
	—		96,000	(5)	5.89	12/07/2027
Glenn Noronha, Ph.D.	56,818		—		0.40	08/06/2023
	22,727		—		0.40	11/24/2023
	34,090	(1)	11,364	(1)	3.41	12/18/2024
	15,909	(2)	15,909	(2)	5.57	12/02/2025
	10,624	(3)	19,376	(3)	6.49	07/20/2026
	18,250	(4)	54,750	(4)	8.90	12/14/2026
	—		96,000	(5)	5.89	12/07/2027

(1)	The shares underlying this option vested as to 25% of the shares on December 19, 2015, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer’s continued service through each applicable vesting date. The option is subject to full acceleration of vesting (a) upon a change of control if the option is not assumed or a substantially equivalent award is not substituted by the acquiring or succeeding entity or (b) following a change of control if the option is assumed or a substantially equivalent award is substituted, but the officer’s employment is terminated without cause or for good reason within 12 months following the change of control.
(2)	The shares underlying this option vested as to 25% of the shares on December 2, 2016, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer’s continued service through each applicable vesting date. The option is subject to full acceleration of vesting (a) upon a change of control if the option is not assumed or a substantially equivalent award is not substituted by the acquiring or succeeding entity or (b) following a change of control if the option is assumed or a substantially equivalent award is substituted, but the officer’s employment is terminated without cause or for good reason within 12 months following the change of control.
(3)

The shares underlying this option vested as to 25% of the shares on July 20, 2017, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer’s continued service through each applicable vesting date. The option is subject to full acceleration of vesting (a) upon a change of control if the option is not assumed or a substantially equivalent award is not substituted by the acquiring or succeeding entity or (b) following a change of control if the option is assumed or a substantially equivalent award is substituted, but the officer’s employment is terminated without cause or for good reason within 12 months following the change of control.
(4)	The shares underlying this option vested as to 25% of the shares on December 14, 2017, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer’s continued service through each applicable vesting date. The option is subject to full acceleration of vesting (a) upon a change of control if the option is not assumed or a substantially equivalent award is not substituted by the acquiring or succeeding entity or (b) following a change of control if the option is assumed or a substantially equivalent award is substituted, but the officer’s employment is terminated without cause or for good reason within 12 months following the change of control.
(5)	The shares underlying this option vest as to 25% of the shares on December 8, 2018, with the remainder vesting in 36 equal monthly installments thereafter, subject to the officer’s continued service through each applicable vesting date. The option is subject to full acceleration of vesting (a) upon a change of control if the option is not assumed or a substantially equivalent award is not substituted by the acquiring or succeeding entity or (b) following a change of control if the option is assumed or a substantially equivalent award is substituted, but the officer’s employment is terminated without cause or for good reason within 12 months following the change of control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our named executive officers. Pursuant to these employment agreements, Mr. White, Mr. Deignan and Dr. Noronha are eligible to receive severance benefits in specified circumstances. We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time following termination of employment. We also believe that it is important to protect our named executive officers in the event of a change in control transaction involving our company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our stockholders as much as possible, and we believe that providing protection upon a change in control is an appropriate counter to any disincentive the officers might otherwise perceive in regard to transactions that may be in the best interests of our stockholders.

These employment agreements have one-year terms and are renewable for successive one-year terms unless either we or the executive officer gives notice of non-renewal at least 60 days prior to the end of the term.

Severance Provisions for Mr. White

In the event we terminate Mr. White without cause, he resigns for good reason or we elect not to renew his employment agreement, then, upon execution and effectiveness of a settlement agreement and release of claims in a form acceptable to us, Mr. White will be entitled to receive (a) an amount equal to 18 months of his annual base salary, less applicable deductions, payable in accordance with our normal payroll schedule, (b) if the termination occurs on or after July 1 of a given year, a portion of the bonus for which he would have been eligible had he worked for the full calendar year, calculated based on our Board’s determination of the level of achievement of target objectives and pro-rated to take into account the portion of the year he was employed by us, (c) reimbursement of the cost of health insurance premiums for 18 months or, if shorter, until he obtains reasonably comparable health insurance coverage and (d) acceleration of vesting of each equity award held by him to the extent the award would have vested had he remained employed by us for 18 months following termination of employment.

If we or our successor terminate Mr. White without cause, he resigns for good reason or we elect not to renew his employment agreement within 12 months after a specified change in control or corporate transaction, then in lieu of the payments and benefits specified above, Mr. White will be entitled to receive (a) an amount equal to 24 months of his annual base salary, less applicable deductions, payable in a lump sum, (b) an amount equal to 200% of the performance bonus he would have been eligible to earn in the calendar year of termination,

(c) reimbursement of the cost of health insurance premiums for 18 months or, if shorter, until he obtains reasonably comparable health insurance coverage, and (d) full acceleration of vesting of the equity awards held by Mr. White at the time of termination.

Severance Provisions for Mr. Deignan

In the event we terminate Mr. Deignan without cause, he resigns for good reason or we elect not to renew his employment agreement, then, upon execution and effectiveness of a settlement agreement and release of claims in a form acceptable to us, Mr. Deignan will be entitled to receive (a) an amount equal to 12 months of his annual base salary, less applicable deductions, payable in accordance with our normal payroll schedule, (b) if the termination occurs on or after July 1 of a given year, a portion of the bonus for which he would have been eligible had he worked for the full calendar year, calculated based on our Board’s determination of the level of achievement of target objectives and pro-rated to take into account the portion of the year he was employed by us, (c) reimbursement of the cost of health insurance premiums for 12 months or, if shorter, until he obtains reasonably comparable health insurance coverage and (d) acceleration of vesting of each equity award held by him to the extent the award would have vested had he remained employed by us for 12 months following termination of employment.

If we or our successor terminate Mr. Deignan without cause, he resigns for good reason or we elect not to renew his employment agreement within 12 months after a specified change in control or corporate transaction, then in lieu of the payments and benefits specified above, Mr. Deignan will be entitled to receive (a) an amount equal to 18 months of his annual base salary, less applicable deductions, payable in a lump sum, (b) an amount equal to 150% of the performance bonus he would have been eligible to earn in the calendar year of termination, (c) reimbursement of the cost of health insurance premiums for 12 months or, if shorter, until he obtains reasonably comparable health insurance coverage, and (d) full acceleration of the equity awards held by Mr. Deignan at the time of termination.

Severance Provisions for Dr. Noronha

In the event we terminate Dr. Noronha without cause, he resigns for good reason or we elect not to renew his employment agreement, then, upon execution and effectiveness of a settlement agreement and release of claims in a form acceptable to us, Dr. Noronha will be entitled to receive (a) an amount equal to 12 months of his annual base salary, less applicable deductions, payable in accordance with our normal payroll schedule, (b) if the termination occurs on or after July 1 of a given year, a portion of the bonus for which he would have been eligible had he worked for the full calendar year, calculated based on our Board’s determination of the level of achievement of target objectives and pro-rated to take into account the portion of the year he was employed by us, (c) reimbursement of the cost of health insurance premiums for 12 months or, if shorter, until he obtains reasonably comparable health insurance coverage and (d) acceleration of vesting of each equity award held by him to the extent the award would have vested had he remained employed by us for 12 months following termination of employment.

If we or our successor terminate Dr. Noronha without cause, he resigns for good reason or we elect not to renew his employment agreement within 12 months after a specified change in control or corporate transaction, then in lieu of the payments and benefits specified above, Dr. Noronha will be entitled to receive (a) an amount equal to 18 months of his annual base salary, less applicable deductions, payable in a lump sum, (b) an amount equal to 150% of the performance bonus he would have been eligible to earn in the calendar year of termination, (c) reimbursement of the cost of health insurance premiums for 12 months or, if shorter, until he obtains reasonably comparable health insurance coverage, and (d) full acceleration of the equity awards held by Dr. Noronha at the time of termination.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

The following table shows for the fiscal year ended December 31, 2017 certain information with respect to the compensation of our non-employee directors. Mr. White, our chief executive officer, is also a director but did not receive any additional compensation for his services as a director. Mr. White’s compensation is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Option Awards ($)(2)(3)	Total ($)
Christy L. Shaffer, Ph.D.	70,500	81,661	152,161
Gerald D. Cagle, Ph.D.	54,000	81,661	135,661
Richard Croarkin	55,000	81,661	136,661
William D. Humphries	47,250	81,661	128,911
Clay B. Thorp	37,500	81,661	119,161
George Lasezkay, Pharm.D., J.D. (4)	19,101	147,939	167,040
Derek Yoon (5)	26,248	81,661	107,909
Evgeny Zaytsev, M.D., Ph.D.	43,000	81,661	124,661

(1)	Our Board approved an amended and restated non-employee director compensation policy that became effective July 1, 2017. The amounts in the table reflect compensation earned in 2017 under the current policy as well as the prior policy.
(2)	This column reflects the full grant date fair value for stock options granted during the year as measured pursuant to ASC Topic 718 as stock-based compensation in our consolidated financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing the stock option awards are described in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(3)	As of December 31, 2017, Mr. Thorp and Drs. Shaffer and Zaytsev each held options to purchase 11,250 shares of our common stock; Dr. Cagle and Mr. Humphries each held options to purchase 56,704 shares of our common stock; Mr. Croarkin held options to purchase 28,486 shares of our common stock; Dr. Lasezkay held options to purchase 22,500 shares of our common stock; and Mr. Yoon held no options to purchase shares of our common stock.
(4)	The amounts in the table reflect compensation earned beginning in August 2017 when Dr. Lasezkay was appointed to the board.
(5)	The amounts in the table reflect compensation earned through August 2017 when Mr. Yoon resigned from the board.

NARRATIVE TO DIRECTOR COMPENSATION TABLE

In June 2017, our Board approved our amended and restated non-employee director compensation policy, which became effective July 1, 2017. Under our director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board. The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

	Member Annual Service Retainer	Chairman Additional Annual Service Retainer
Board of Directors	$40,000	$25,000
Audit Committee	8,000	8,000
Compensation Committee	6,000	6,000
Nominating and Corporate Governance Committee	4,000	4,000

We also continue to reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

In addition, under our director compensation policy, each non-employee director elected to our Board will receive an option to purchase 22,500 shares of our common stock. The shares underlying such option will vest in 36 equal monthly installments on the last day of each month, subject to the director’s continuous service through each vesting date. Further, on the date of each annual meeting of stockholders beginning in 2018, each non-employee director that continues to serve as a non-employee member on our Board following such meeting will receive an option to purchase 11,250 shares of our common stock. The shares underlying each such option will vest in full on the earlier of the date immediately prior to the next annual meeting of stockholders or 12 months after the grant date, subject to the director’s continuous service through the vesting date. The exercise price of these options will equal the fair market value of our common stock on the date of grant.

Our director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information regarding our equity compensation plans as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by security holders	3,058,113	(2)	$6.15	751,078
Equity compensation plans not approved by security holders	17,236	(3)	8.16	—

Total	3,075,349			751,078

(1)	Pursuant to the terms of our 2016 Equity Incentive Plan, an additional 1,014,186 shares were added to the number of available shares effective January 1, 2018.
(2)	Consists of shares granted pursuant to our 2011 Stock Incentive Plan, as amended, 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan. For a description of such plans, please see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
(3)	Consists of shares issuable upon the exercise of an outstanding option granted to Richard Croarkin, a member of our board of directors, outside of any plan.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

CERTAIN RELATED PARTY TRANSACTIONS

Except as described below, there have been no transactions since January 1, 2017 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Investor Rights Agreement

We have entered into an investor rights agreement, as amended, with some of our stockholders, including entities affiliated with Hatteras, Santen and RMI, each of which beneficially own more than 5% of our common stock, as well as certain of our directors and executive officers. The investor rights agreement, among other things, grants some of our stockholders specified registration rights with respect to shares of our common stock. The provisions of this agreement, other than those relating to registration rights, terminated upon the completion of our initial public offering in June 2016. The surviving provisions of this agreement provide those holders with customary demand and piggyback registration rights with respect to the shares of common stock currently held by them and that were issuable to them upon conversion of our convertible preferred stock in connection with our initial public offering. Registration rights terminate upon the fifth anniversary of our initial public offering in June 2021.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our bylaws also provide our Board of Directors with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, our bylaws provide that, upon satisfaction of specified conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our non-employee directors as determined by the Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors. We also maintain customary directors’ and officers’ liability insurance.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address,

“householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Clearside Biomedical, Inc., Attn: Corporate Secretary, 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Charles A. Deignan

Charles A. Deignan
Secretary

Dated: April 27, 2018

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Clearside Biomedical, Inc., 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005.

ANNUAL MEETING OF CLEARSIDE BIOMEDICAL, INC. Date: June 20, 2018 Time: 8:00 A.M. (Local Time) Place: 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005 Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends that you vote FOR Items 1 and 2. 1: ELECTION OF DIRECTORS For All Withhold All For Except All Nominees: 01 Gerald D. Cagle, Ph.D 02 Richard Croarkin 03 William D. Humphries nominee(s), To withhold authority mark “For to All vote Except” for any and individual write the number(s) of the nominee(s) on the line below. 2: RATIFICATION OF THE SELECTION OF For Against Abstain ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018. The properly shares executed represented will be by voted this proxy in the when manner directed If no direction herein is by made, the undersigned this proxy Stockholder(s) will be voted . come FOR items before 1 the and meeting 2. If any or other any adjournments matters properly vote thereof, in their the person(s) discretion, named all as more in this specifically proxy will set forth Statement in the dated Notice April of Annual 27, 2018, Meeting receipt and of Proxy which is hereby acknowledged. write For address the changes changes, on the please back check where this indicated. box and Please indicate if you plan to attend this meeting. Yes No Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/CLSD. Annual Meeting of Clearside Biomedical, Inc. to be held on Wednesday, June 20, 2018 for Holders as of April 23, 2018 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE 1-866-291-7286 www.proxypush.com/CLSD Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Time on June 19, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Use any touch-tone telephone to transmit your OR voting instructions up until 5:00 P.M. Eastern Time on June 19, 2018. Have your proxy card in hand when you call and then follow the instructions. MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Proxy Tabulator for Clearside Biomedical, Inc., P.O. Box 8016, Cary, NC 27512. OR The undersigned stockholder(s) hereby appoint(s) Daniel H. White and Charles A. Deignan, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Clearside Biomedical, Inc. that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of Clearside Biomedical, Inc. to be held at the offices of the corporation at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, on Wednesday, June 20, 2018 at 8:00 a.m. local time, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. All votes must be received by 5:00 P.M., Eastern Time, June 19, 2018. PROXY TABULATOR FOR CLEARSIDE BIOMEDICAL, INC. P.O. BOX 8016 CARY, NC 27512 EVENT # CLIENT # OFFICE #

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — Clearside Biomedical, Inc. Annual Meeting of Stockholders June 20, 2018, 8:00 a.m. (Local Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder(s) hereby appoint(s) Daniel H. White and Charles A. Deignan, and each of them individually, as proxies and attorneys-in-fact of the undersigned, with full power of substitution, to represent the undersigned and to vote, in accordance with the directions in this proxy, all of the shares of stock of Clearside Biomedical, Inc. that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of Clearside Biomedical, Inc. to be held at the offices of the corporation at 900 North Point Parkway, Suite 200, Alpharetta, Georgia 30005, on Wednesday, June 20, 2018 at 8:00 a.m. local time, and any adjournment or postponement thereof. The purpose of the Annual Meeting is to take action on the following: 1. Proposal 1 – Election of Directors To elect the Board Nominees, Gerald D. Cagle, Ph.D., Richard Croarkin and William D. Humphries. 2. Proposal 2 – Ratification of Selection of Ernst & Young LLP as Independent Auditors. The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” Proposal 2. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If any other matters properly come before the meeting or any adjournments thereof, the person(s) named in this proxy will vote in their discretion, all as more specifically set forth in the Notice of Annual Meeting and Proxy Statement dated April 27, 2018, receipt of which is hereby acknowledged. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box.